Exhibit 3.1
CERTIFICATE OF AMENDMENT OF
CERTIFICATE OF INCORPORATION OF
CALLON PETROLEUM COMPANY
The undersigned, Michol L. Ecklund, Corporate Secretary of Callon Petroleum Company (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:
FIRST: The name of the Corporation is Callon Petroleum Company.
SECOND: This Amendment (this “Amendment”) to the Certificate of Incorporation of the Corporation (the “Certificate”) was duly adopted in accordance with the provisions of Section 242 of the DGCL. The Board of Directors has duly adopted resolutions setting forth and declaring advisable this Amendment and the holders of a majority of the outstanding stock of the Corporation entitled to vote at the meeting of the stockholders called and held upon notice in accordance with Section 222 of the DGCL for the purpose of voting on the Amendment have voted in favor of this Amendment.
THIRD: Upon the filing and effectiveness of this Amendment pursuant to the DGCL, the Certificate is hereby amended by amending and restating the first sentence of Article Four to be and read as follows:
The Corporation shall have authority to issue two classes of stock, and the total number authorized shall be 130,000,000 shares of Common Stock, par value $.01 per share, and 2,500,000 shares of Preferred Stock, par value $.01 per share.
IN WITNESS WHEREOF, the undersigned has executed this Amendment on behalf of the Corporation and has attested such execution and does verify and affirm, under penalty of perjury, that this Amendment is the act and deed of the Corporation and that the facts stated herein are true as of this 25th day of May 2022.

CALLON PETROLEUM COMPANY

By:	/s/ Michol L. Ecklund
Michol L. Ecklund, Corporate Secretary